Exhibit 2.4


                           SHAREHOLDER AGREEMENT



          SHAREHOLDER AGREEMENT, dated as of the 27th day of April, 1995 (this "Agreement"), by and among American Vision Centers, Inc., a New York corporation ("Parent"), Eli Shapiro, an individual resident of the State of Michigan, Esther E. Shapiro, an individual resident of the State of Michigan, Eli Shapiro, in his capacity as trustee of the Eli Shapiro Revocable Living Trust u/a/d 5/27/93, and Esther E. Shapiro, in her capacity as trustee of the Esther E. Shapiro Revocable Living Trust u/a/d 5/27/93 (collectively, the "Shareholders").

          WHEREAS, the Shareholders are the owners of 1,137,785 shares (the "Shares") of common stock, par value $0.50 per share (the "Common Stock"), of NuVision, Inc., a Michigan corporation (the "Company"); and

          WHEREAS, Parent, the Company and NI Acquiring Corp., a Michigan corporation and a wholly owned subsidiary of Parent (the "Purchaser"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which will provide, among other things, that the Purchaser will make a cash tender offer (the "Offer") for all of the outstanding shares of Common Stock and will merge with the Company upon the terms and subject to the conditions therein (the "Merger"); and

          WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement, Parent has requested that the Shareholders agree, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Representations and Warranties of the Shareholders.  Each
               --------------------------------------------------
Shareholder represents and warrants to Parent as follows:

               (a) If such Shareholder is an individual, such Shareholder has the legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If such Shareholder is a trust, the trust instrument under which such Shareholder was established is in full force and effect under the laws of the State of Michigan, it has the requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby, and it has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against him, her or it in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors' rights generally, and
(ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

               (b) Such Shareholder is the sole lawful, record and beneficial owner of, and has good, valid and marketable title to, all the Shares listed in Appendix A hereto opposite such Shareholder's name, and there exist no liens, claims, security interests, options, proxies, voting agreements, charges or encumbrances of whatever nature ("Liens") affecting such Shareholder's Shares except as set forth on such Appendix A.

               (c) Upon transfer to Parent by such Shareholder of such Shareholder's Shares upon consummation of the Offer or the Merger
(whichever is earlier) and assuming Parent has no knowledge of any Liens, Parent will have good, valid and marketable title to such Shareholder's Shares, free and clear of all Liens.

               (d) Such Shareholder's Shares constitute all of the securities (as defined in Section 3(10) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which definition shall apply for all purposes of this Agreement) of the Company beneficially owned (as defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement), directly or indirectly, by such Shareholder (excluding any securities beneficially owned by any of his, her or its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition shall apply for all purposes of this Agreement)) as to which he, she or it does not have voting or investment power.

               (e) Such Shareholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company which are or may by their terms become entitled to vote or any securities which are convertible or exchangeable into or exercisable for any securities of the Company which are or may by their terms become entitled to vote, nor is such Shareholder subject to any

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contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable) which allows or obligates him, her or it to vote or acquire any securities of the Company.

               (f) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under, (i) if such Shareholder is a trust, the trust agreement under which it was established, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound or (iii) any judgment, writ, decree, order or ruling applicable to such Shareholder.

               (g) Neither the execution and delivery of this Agreement nor the performance by such Shareholder of his, her or its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to such Shareholder or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or the federal securities laws.

          2.   Representations and Warranties of Parent.  Parent represents
               ----------------------------------------
and warrants to the Shareholders as follows:

               (a) Parent is duly organized and validly existing and in good standing under the laws of the State of New York, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

               (b) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its articles of incorporation or by-laws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent is a party or by which Parent is bound or any judgment, writ, decree, order or ruling applicable to Parent.

               (c) Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Parent or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

          3.   Tender of Shares.  The Shareholders shall tender and sell
               ----------------
(and not withdraw) pursuant to and in accordance with the terms of the Offer all of the Shares. Upon the purchase of all the Shares pursuant to the Offer in accordance with this Section 3, this Agreement shall terminate. In the event, notwithstanding the provisions of the first sentence of this Section 3, any Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares shall remain subject to the terms of this Agreement. The Shareholders acknowledge that the Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer.

          4.   Transfer of Shares.  During the term of this Agreement,
               ------------------
except as otherwise provided herein, the Shareholders shall not (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares, (b) acquire any shares of Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 7 and any such additional shares or securities shall be deemed Shares and included in the Shares subject to this Agreement), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of Common Stock or any other securities of the Company; provided, however, that the Shareholders may dispose of Shares as gifts or donations so long as prior to any such disposition, any intended recipient thereof executes an agreement, in form and substance reasonably satisfactory to

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Parent, that provides that any such Shares and any such person shall become a party to and be subject to all the obligations of this Agreement as if a party hereto from the date hereof.

          5.   Voting of Shares.  Each Shareholder, by this Agreement,
               ----------------
being the sole record and beneficial owner of the Shares listed in Appendix A hereto opposite such Shareholder's name, does hereby constitute and appoint Parent, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy, for and in his, her or its name, place and stead, to vote each of such Shares at any annual, special or adjourned meeting of the shareholders of the Company (and this appointment shall include the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company which the laws of the State of Michigan may require or permit) (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and
(c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or one of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii)(A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's Restated Articles of Incorporation or By-laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses (iii)(A),
(B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement; provided, however, that nothing contained in this Section 5 shall prohibit or restrain any such Shareholder from complying with his or her fiduciary obligations as a director or officer of the Company, as advised in writing by independent counsel. This proxy and power of attorney is a proxy and power coupled with an interest, and such Shareholder declares that it is irrevocable. Such Shareholder hereby revokes all and any other proxies with respect to such Shareholder's Shares which he, she or it may have heretofore made or granted.

          6.   Specific Performance.  The Shareholders acknowledge that, in
               --------------------
the event of any breach by any of them of this Agreement, Parent would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that Parent, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.

          7.   Adjustments.  The number and type of securities subject to
               -----------
this Agreement shall be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Shareholders' ownership of the Company's capital stock or other securities.

          8.   No Solicitation.  During the term of this Agreement, each
               ---------------
Shareholder (subject to any legal requirements applicable to him or her solely in his or her capacity as an officer or a director of the Company) shall not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company's shareholders or any of them, but excluding the Offer and the Merger, or any public statement of an intention to make, or the consideration of, such a proposal or offer) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal. Each Shareholder shall notify Parent immediately if any inquiries, proposals or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, him, her or it and of the terms and other details of any such Acquisition Proposal or request and shall keep Parent fully apprised of all developments with respect thereto.

          9.   Termination.  Except for Section 12 which shall only
               -----------
terminate as and when provided therein, this Agreement shall terminate on the earlier of (a) the date the Merger Agreement is terminated in accordance with its terms and (b) October 31, 1995; provided, that, if on such date (i) any applicable waiting period

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under the HSR Act has not expired or been terminated or (ii) there is in effect an injunction, order, judgment, decree or ruling which has not become final and nonappealable issued by any federal or state court or other governmental authority of competent jurisdiction in the United States, or there shall have been commenced and shall be pending a proceeding or lawsuit before any such court or authority, which would have the effect of (x) preventing consummation of the Offer or the Merger or any other business combination of the Company with Parent or any affiliate of Parent, or (y) imposing material limitations on the ability of Parent and the Purchaser to acquire, hold or operate the business of the Company and its subsidiaries or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares on all matters properly presented to the shareholders of the Company, then this Agreement shall terminate only by the earlier of (A) 15 business days after the expiration or termination of such waiting period or the resolution, in a manner reasonably satisfactory to Parent, of any injunction, order, judgment, decree, ruling, proceeding or lawsuit that has occurred and is of a type set forth in the foregoing proviso and (B) December 31, 1995.
Except for Section 12 which shall only terminate as and when provided therein, this Agreement shall terminate if it becomes the subject of a final and nonappealable injunction, order, judgment, decree or ruling issued by any federal or state court of competent jurisdiction in the United States prohibiting the enforceability hereof.

          10.  Expenses.  All fees and expenses incurred by either of the
               --------
parties hereto shall be borne by the party incurring such fees and expenses.

          11.  Brokerage.  Parent and the Shareholders represent and
               ---------
warrant to the other that the negotiations relevant to this Agreement have been carried on by Parent, on the one hand, and the Shareholders, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Parent, on the one hand, and the Shareholders, on the other hand, shall indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by it or any of them, as the case may be.

          12.  Fee.  If (a) (i) any person has made an Acquisition Proposal
               ---
or has acquired beneficial ownership of shares of Common Stock representing 9.9% or more of the outstanding shares of Common Stock and thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to
Section 9.2(a), 9.2(b) or 9.2(c) thereof, or (ii) Parent terminates the Merger Agreement pursuant to Section 9.4(a), 9.4(b) or 9.4(c) thereof and
(ii) on or after the date hereof and

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not later than one year from the date of such termination, (x) the Board of
Directors of the Company approves or recommends any Acquisition Proposal other than from Parent, or (y) the Company enters into an agreement with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, the Company, or (z) any person has acquired beneficial ownership of shares of Common Stock representing 50% or more of the outstanding shares of Common Stock, and in connection therewith or thereafter, (A) any Shareholder shall sell, transfer or otherwise dispose of any or all of his, her or its Shares to any person not an affiliate or an associate of Parent or to the Company or any affiliate thereof (or realize cash proceeds in respect of such Shares as a result of a distribution to shareholders of the Company following the sale of substantially all of the Company's assets) in connection with a transaction proposed, described or set forth in such Acquisition Proposal or agreement or pursuant to such acquisition or (B) the Company shall undergo a recapitalization, dissolution, liquidation or similar transaction proposed, described or set forth in such Acquisition Proposal or agreement or the Company shall issue an extraordinary dividend or other distribution in accordance with such Acquisition Proposal or agreement (each, a "Subsequent Transaction") at a per share price or with equivalent per share proceeds, as the case may be, with a value in excess of $7.60 (the "Subsequent Price"), then such Shareholder shall promptly pay to Parent an amount equal to 50% of the excess of the Subsequent Price over $7.60 multiplied by the number of Shares disposed of or otherwise participating in the Subsequent Transaction.

          13.  Miscellaneous.
               -------------

               (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

               (b) Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               (c) All representations and warranties contained herein shall survive the termination hereof.

               (d) This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to

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be an original, and all of which shall be deemed to be one and the same instrument. It shall not be a condition to the effectiveness of this Agreement that all parties have signed the same counterpart.

               (e) This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Michigan, without reference to the conflict of laws principles thereof.

               (f) Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered personally or by telecopy or telefacsimile upon confirmation of receipt, or
(ii) on the first business day following the date of dispatch, if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                    If to any Shareholder, addressed to him, her or it at
               the address listed in Appendix A opposite such Shareholder's name:


                    with a copy to:

                         Jaffe, Raitt, Heuer & Weiss, P.C.
                         One Woodward Avenue
                         Suite 2400
                         Detroit, MI  48226
                         Attention:  David D. Warner
                         Telecopier:  (313) 961-8358


                    If to Parent, addressed to:

                         American Vision Centers, Inc.
                         90 John Street
                         New York, NY  10038
                         Attention:  Seth R. Poppel
                         Telecopier:  (212) 385-1149
                    with a copy to:

                         Kirkpatrick & Lockhart
                         1500 Oliver Building
                         Pittsburgh, PA  15222
                         Attention:  Leonard S. Ferleger
                         Telecopier:  (412) 355-6501

               (g) Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

               (h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to the Purchaser or to any other wholly owned subsidiary of Parent. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

               (i) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by either party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               (k) This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

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               (l)  Each party hereby irrevocably submits to the
jurisdiction of the United States District Court for the Eastern District of Michigan or any court of the State of Michigan located in the City of Detroit in any action, suit or proceeding arising in connection with this Agreement, and waives any objection based on forum non conveniens or any other objection to venue therein; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Michigan other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, Parent and each of the Shareholders have executed this Agreement on the date first above written.



                                   AMERICAN VISION CENTERS, INC.



                                   By /s/ Seth R. Poppel
                                      --------------------------



                                   /s/ Eli Shapiro
                                   -----------------------------
                                   Eli Shapiro



                                   /s/ Esther E. Shapiro
                                   -----------------------------
                                   Esther E. Shapiro



                                   /s/ Eli Shapiro
                                   -----------------------------
                                   Eli Shapiro, in his capacity as trustee
                                   of the Eli Shapiro Revocable Living
                                   Trust u/a/d 5/27/93



                                   /s/ Esther E. Shapiro
                                   -----------------------------
                                   Esther E. Shapiro, in her capacity as
                                   trustee of the Esther E. Shapiro
                                   Revocable Living Trust u/a/d 5/27/93

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                                 Appendix A


Name                                         Shares
- ----                                         ------


Eli Shapiro and Esther E. Shapiro,           330,920
 as joint tenants

Eli Shapiro, as trustee of the               745,284*
 Eli Shapiro Revocable Living Trust
 u/a/d 5/27/93

Esther E. Shapiro, as trustee of the          61,581
 Esther E. Shapiro Revocable Living
 Trust u/a/d 5/27/93



All communications to Shareholders should be sent as follows: NuVision, Inc., P.O. Box 2600, 2284 S. Ballenger Hwy., Flint, MI 48501, Attn.: Eli Shapiro, O.D., Telecopier:

* 50,000 of these Shares are subject to a Stock Option Agreement dated as of May 1, 1992 by and between Eli Shapiro and Jonathan and Leslie Raven, as amended as of April 27, 1995, by a letter agreement by and between Eli Shapiro, as trustee of the Eli Shapiro Revocable Living Trust u/a/d 5/27/93, and Jonathan and Leslie Raven.



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